EXHIBIT 99.1

Security Bank Corporation Announces 18.2% Dividend Increase

MACON, GA – February 17, 2005

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a first quarter dividend, paying $0.13 per share on March 31, 2005 to shareholders of record on March 15, 2005. This represents an 18.2 percent increase in Security Bank Corporation’s dividend.

Based on a closing price of $41.05 on February 16, 2005, the announced dividend of $0.13 per share yields 1.27% on an annualized basis. For the year ended December 31, 2004, Security Bank Corporation’s stock price increased 26.9%. Including a dividend of $0.44 per share for 2004, Security Bank Corporation stock had a total return in 2004 of 28%.

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 14 banking offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as one full service office in Brunswick, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Brunswick, Pooler, Richmond Hill, Rincon, Gray and Saint Simon’s Island.

Security Bank Corporation had total assets of $1,063.5 million and total stockholders’ equity of $106.7 million at 12/31/04.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.